EXHIBIT 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces First Quarter Results

PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	May 10, 2005

PMC Commercial Trust (AMEX: PCC) announced first quarter results today. Income from continuing operations increased to $3,924,000 ($0.36 per share) during the three months ended March 31, 2005 from $2,503,000 ($0.32 per share) during the three months ended March 31, 2004. For the three months ended March 31, 2005, net income was $4,116,000, or $0.38 per share, compared to $14,246,000, or $1.79 per share, for the three months ended March 31, 2004. Net income for the three months ended March 31, 2004 includes the extraordinary gain resulting from the merger with PMC Capital, Inc. (“PMC Capital”) of $11,593,000. The first quarter of 2004 also includes only one month of operations combined with the assets of PMC Capital acquired in the merger on February 29, 2004. As a result of the merger, our assets under management increased resulting in both increased revenues and expenses.

Our revenue increased by $3.1 million from $4.4 million during the three months ended March 31, 2004 to $7.6 million during the three months ended March 31, 2005. The increase resulted from our retained interests in transferred assets (approximately $1.2 million) due primarily to the acquisition of $43.6 million of retained interests in transferred assets in connection with the merger with PMC Capital and increased interest income (approximately $1.1 million) due primarily to an increase in our weighted average loans receivable outstanding primarily as a result of loans acquired in the merger and loan originations.

Our expenses increased by $1.4 million from $1.9 million during the first quarter of 2004 to $3.5 million during the first quarter of 2005. This increase was due primarily to the merger with PMC Capital (upon merger, we became a self-managed real estate investment trust whereas historically we were managed by PMC Capital pursuant to an advisory and servicing agreement) and consisted of (i) increased overhead (comprised of salaries and related benefits, general and administrative and advisory and servicing fees expense) of approximately $0.8 million and (ii) increased interest expense of approximately $0.3 million due primarily to an increase in our outstanding debt.

At March 31, 2005 our outstanding commitments to fund new loans were approximately $52.8 million. All of these commitments are for variable-rate loans which provide an interest rate match with our present sources of funds.

On February 7, 2005, we entered into a three-year $100.0 million conduit warehouse facility (the “Conduit Facility”). The Conduit Facility is a short-term capital source that is an intermediary to our long-term source of capital which is currently the securitization of our loan portfolio. The Conduit Facility should allow us to build a larger pool of loans which we then anticipate will be sold as part of a securitization.

On March 15, 2005, PMC Commercial Trust issued junior subordinated notes of $27.1 million due March 15, 2035 to a special purpose subsidiary. These junior subordinated notes are subordinated to PMC Commercial Trust’s existing debt.

Dr. Andrew S. Rosemore, Chairman of the Board, stated, “Some of the positive results that we anticipated as part of the merger have come to fruition. We have been able to increase operating income on an absolute and per share

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	May 10, 2005

basis. In addition, we have put in place a $100.0 million Conduit Facility which provides increased funds availability at favorable borrowing rates and placed $27.1 million of junior subordinated notes to provide a platform for growth. All of this has been accomplished while maintaining our strong portfolio quality.”

The following tables contain comparative selected financial data as of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and 2004:

FINANCIAL POSITION INFORMATION
(Dollars in thousands)

	March 31,	December 31,	Increase
	2005	2004	(Decrease) %
Loans receivable, net	$127,366	$128,234	(1)%
Retained interests in transferred assets	$65,564	$70,523	(7)%
Real estate investments, net	$35,945	$38,082	(6)%
Total assets	$247,621	$253,840	(2)%
Notes and debentures payable	$64,429	$60,749	6%
Credit facilities	$8,400	$14,600	(42)%
Total beneficiaries’ equity	$160,097	$161,034	(1)%
Shares outstanding	10,880	10,877	—

PMC COMMERCIAL TRUST — Page 3	Earnings Press Release	May 10, 2005

RESULTS OF OPERATIONS
(Dollars in thousands, except per share information)

	Three Months Ended March 31,
	2005	2004	Incr (Decr) %
Income:
Interest income	$2,487	$1,341	85%
Lease income	1,583	1,276	24%
Income from retained interests in transferred assets	2,527	1,295	95%
Other income	957	525	82%

Total income	7,554	4,437	70%

Expenses:
Interest	1,187	860	38%
Advisory and servicing fees, net	—	287	(100)%
Depreciation	437	419	4%
Salaries and related benefits	1,055	307	244%
General and administrative expenses	597	223	168%
Realized losses on retained interests in transferred assets	21	13	62%
Provision for (reduction of) loan losses	153	(189)	(181)%

Total expenses	3,450	1,920	80%

Income before income tax provision, minority interest, discontinued operations and extraordinary item	4,104	2,517	63%

Income tax expense	(158)	(6)	2,533%
Minority interest (preferred stock dividend of subsidiary)	(22)	(8)	175%

Income from continuing operations	3,924	2,503	57%

Discontinued operations	192	150	28%

Income before extraordinary item	4,116	2,653	55%

Extraordinary item: negative goodwill	—	11,593	(100)%

Net income	$4,116	$14,246	(71)%

Basic weighted average shares outstanding	10,877	7,948

Basic and diluted earnings per share:
Income from continuing operations	$0.36	$0.32	13%
Discontinued operations	0.02	0.02	-
Extraordinary item	—	1.45	(100)%

Net income	$0.38	$1.79	(79)%

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	May 10, 2005

REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME

Taxable REIT income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.

The following reconciles net income to REIT taxable income:

	Three Months Ended
	March 31,
	2005	2004
	(In thousands)
Net income	$4,116	$14,246
Less: taxable REIT subsidiaries net income, net of tax	(229)	(6)
Add: book depreciation	437	461
Less: tax depreciation	(360)	(467)
Book/tax difference on property sale	(39)	—
Book/tax difference on lease income	(381)	—
Book/tax difference on retained interests in transferred assets, net	515	721
Negative goodwill	—	(11,593)
Loan valuation	110	(189)
Other book/tax differences, net	(37)	7

REIT taxable income	$4,132	$3,180

Distributions declared	$3,807	$3,055

Common shares outstanding	10,880	10,844

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.